As filed with the Securities and Exchange Commission on October 12, 2005
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

LIBERTY GLOBAL, INC.
(Exact name of Registrant as specified in its charter)

Delaware	4841	20-2197030
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification code number)	(I.R.S. Employer Identification No.)
4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, (303) 220-6600
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Elizabeth M. Markowski
Senior Vice President and Secretary
Liberty Global, Inc.
4643 South Ulster Street, Suite 1300
Denver, Colorado 80237
(303) 220-6600
(Name, address, including zip code, and telephone number,
including area code, of agent for service)	Copy to: Robert W. Murray Jr. Baker Botts L.L.P. 30 Rockefeller Plaza New York, New York 10112-4998 (212) 408-2500
     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement, as determined in light of market and other conditions.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:    ☐
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the “Securities Act”) other than securities offered only in connection with dividend or interest reinvestment plans, check the following box:    ☑
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier registration statement for the same offering.    ☐
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.    ☐

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Each Class of Securities to be	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Registered	Registered	Unit(1)(2)	Price(2)(3)	Registration Fee

Debt Securities(4)	—	—	—	—

Common Stock(5)	—	—	—	—

Preferred Stock(6)	—	—	—	—

Depositary Shares(7)	—	—	—	—

Warrants(8)	—	—	—	—

Purchase Contracts(9)	—	—	—	—

Units(10)	—	—	—	—

Total	—-	—	$2,000,000,000	$235,400(11)

(1)	The proposed maximum offering price per unit will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder.
(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended. The aggregate public offering price of all securities registered hereby will not exceed $2,000,000,000 or the equivalent thereof on the date of issuance in one or more foreign currencies, foreign currency units or composite currencies. Such amount represents the issue price rather than the principal amount of any debt securities issued at an original issue discount. Any securities registered hereunder may be sold separately or as units with other securities registered hereunder.
(3)	Exclusive of accrued interest, distributions and dividends, if any.
(4)	Including such indeterminate principal amount of debt securities as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion, exercise or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exercisable or exchangeable for debt securities, including, without limitation, upon delivery upon settlement of purchase contracts.
(5)	Including such indeterminate number of shares of common stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion, exercise or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exercisable or exchangeable for common stock, including, without limitation, upon delivery upon settlement of purchase contracts. May be issued as shares of the registrant’s Series A common stock, Series B common stock or Series C common stock.
(6)	Including such indeterminate number of shares of preferred stock as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion, exercise or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exercisable or exchangeable for preferred stock, including, without limitation, upon delivery upon settlement of purchase contracts.
(7)	Including such indeterminate number of depositary shares evidenced by depositary receipts as may, from time to time, be issued in the event that the registrant elects to offer fractional interests in debt securities or shares of common or preferred stock registered hereby. An indeterminate number of depositary shares may also be issued upon the exercise of warrants or delivery upon settlement of purchase contracts. No separate consideration will be received for the depositary shares.
(8)	Including such indeterminate number of warrants as may, from time to time, be issued at indeterminate prices, representing rights to purchase securities or other rights. Warrants may be sold separately or with other securities registered hereunder.
(9)	Including such indeterminate number of purchase contracts as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion, exercise or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exercisable or exchangeable for purchase contracts. Each purchase contract obligates the registrant to sell, and the holder thereof to purchase, an indeterminate number of securities, commodities or currencies underlying such purchase contract.
(10)	Including such indeterminate number of units as may, from time to time, be issued (i) at indeterminate prices or (ii) upon conversion, exercise or exchange of securities registered hereunder to the extent any such securities are, by their terms, convertible into or exercisable or exchangeable for units, including, without limitation, upon delivery upon settlement of purchase contracts. Each unit may consist of a combination of any two or more of the securities being registered hereby or debt obligations of third parties, including U.S. Treasury securities.
(11)	Calculated pursuant to Rule 457(o) of the rules and regulations under the Securities Act.

     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 11, 2005
LIBERTY GLOBAL, INC.
$2,000,000,000
Debt Securities
Preferred Stock
Common Stock
Depositary Shares
Warrants
Purchase Contracts
Units

        From time to time, we may offer to sell any of the securities listed above either individually or in units. We may also offer any of the securities listed above upon conversion, exercise or exchange of another security. The total amount of such securities offered to be sold will have an initial aggregate offering price of up to $2,000,000,000, or the equivalent amount in other currencies, currency units or composite currencies.
      We may offer and sell these securities to or through underwriting syndicates managed or co-managed by one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis.
      This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in one or more supplements to this prospectus. This prospectus may not be used to sell securities unless accompanied by a prospectus supplement. You should read this prospectus and any applicable prospectus supplement carefully before you invest.
      Our Series A, Series B and Series C common stock are currently traded on the Nasdaq National Market under the symbols “LBTYA”, “LBTYB” and “LBTYK”, respectively. Unless otherwise stated in this prospectus or in an accompanying prospectus supplement, none of the securities offered hereunder will be listed on a securities exchange or association, other than our common stock.

      Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

This prospectus is dated October [     ], 2005.

Page

ABOUT THIS PROSPECTUS	1
COMPANY SUMMARY	1
RISK FACTORS	2
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS	2
RATIO OF EARNINGS TO FIXED CHARGES	3
USE OF PROCEEDS	4
DESCRIPTION OF DEBT WE MAY OFFER	4
DESCRIPTION OF COMMON STOCK WE MAY OFFER	14
DESCRIPTION OF PREFERRED STOCK WE MAY OFFER	18
DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER	21
DESCRIPTION OF WARRANTS WE MAY OFFER	23
DESCRIPTION OF PURCHASE CONTRACTS WE MAY OFFER	25
DESCRIPTION OF UNITS WE MAY OFFER	26
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE	27
PLAN OF DISTRIBUTION	29
LEGAL OPINION	31
EXPERTS	31
WHERE YOU CAN FIND MORE INFORMATION	33
Form of Senior Debt Indenture
Form of Subordinated Debt Indenture
Opinion and Consent of Baker Botts L.L.P.
Computation of Ratio of Earnings to Fixed Charges
Consent of KPMG LLP
Consent of KPMG AZSA & Co
Consent of KPMG AZSA & Co
Consent of Finsterbusch Pickenhayn Sibille
Consent of KPMG LLP
Consent of Ernst & Young Ltda.
Consent of KPMG LLP
Consent of Ernst & Young
Consent of Barbier Frinault & Autres Ernst & Young
Information re: Absence of Consent of Arthur Andersen LLP

i

ABOUT THIS PROSPECTUS
      This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, using a “shelf” registration or continuous offering process. Under this shelf process, from time to time, we may sell any combination of the securities described in this prospectus in one or more offerings having an initial aggregate offering price of up to $2,000,000,000, or the equivalent amount in other currencies, currency units or composite currencies.
      This prospectus provides you with a general description of the securities we may offer. Each time we sell these securities, we will provide a prospectus supplement containing specific information about the terms of the securities being offered. That prospectus supplement will include a discussion of certain risk factors or any other special considerations that apply to those securities. The prospectus supplement may also add, update or change information in this prospectus. If there is any inconsistency between the information in this prospectus and a prospectus supplement, you should rely on the information in that prospectus supplement. You should read both this prospectus and each prospectus supplement together with the additional information described under the heading “Where You Can Find More Information.”
      The registration statement containing this prospectus and the exhibits to that registration statement provide additional information about us and the securities offered hereby. Please see “Where You Can Find More Information” for more information on accessing a copy of that registration statement.
      When investing in any securities discussed in this prospectus, you should rely only on the information provided in this prospectus and the applicable prospectus supplement, including the information incorporated by reference herein. Neither we, nor any underwriters, dealers or agents, have authorized anyone to provide you with different information. We are not offering these securities in any state where such an offer is prohibited. You should not assume that the information in this prospectus, any prospectus supplement or any document incorporated by reference herein is truthful or complete at any date other than the date of the applicable document.
      Unless otherwise stated or unless the context requires otherwise, all references in this prospectus to “Liberty Global”, “we”, “us”, “our”, or similar references mean Liberty Global, Inc. together with its subsidiaries.
COMPANY SUMMARY
Liberty Global, Inc.
      We own interests in broadband distribution and content companies operating outside the continental United States, principally in Europe, Asia, and the Americas. Through our subsidiaries and affiliates, we are the largest broadband cable operator outside the U.S. in terms of subscribers. Based on our consolidated operating statistics at June 30, 2005 (other than NTL Ireland which we consolidate but do not control), our networks passed approximately 23.5 million homes and served approximately 14.9 million revenue generating units, including approximately 10.7 million video subscribers, 2.5 million broadband Internet subscribers and 1.8 million telephone subscribers.
      We operate our broadband distribution businesses in Europe principally through UGC Europe, Inc.; in Japan principally through Jupiter Telecommunications Co., Ltd. (J:COM); and in Latin America principally through VTR GlobalCom S.A. and Liberty Cablevision of Puerto Rico Ltd. Each of UGC Europe, J:COM, VTR GlobalCom and Liberty Cablevision of Puerto Rico is currently our subsidiary. We operate our programming businesses in Europe principally through the chellomedia division of UGC Europe; in Japan principally through our affiliate Jupiter Programming Co., Ltd.; and in Latin America principally through our subsidiary Pramer S.C.A.
      Our principal executive offices are located at 4643 South Ulster Street, Suite 1300, Denver, Colorado 80237, (303) 220-6600. Our corporate web site is www.lgi.com.

RISK FACTORS
      An investment in our company and the securities offered hereby is subject to certain risks. Information concerning these risks will be included under the heading “Risk Factors” in each prospectus supplement provided in connection with any offering of these securities. Please carefully consider the information included herein and therein before investing in these securities.
INFORMATION REGARDING FORWARD-LOOKING STATEMENTS
      This prospectus and each accompanying prospectus supplement may contain or incorporate by reference information that includes or is based upon forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements give expectations or forecasts of future events.
      In some cases, you can identify these statements by our use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “estimate,” “expect,” “plan,” “believe,” “predict,” “potential,” “intend” and other terms of similar substance used in connection with any discussion of the future operations or financial performance of our company. You should be aware that these statements and any other forward-looking statements in these documents only reflect our expectations and are not guarantees of performance. These statements involve risks, uncertainties and assumptions. Many of these risks, uncertainties and assumptions are beyond our control and may cause actual results and performance to differ materially from our expectations.
      In addition to the risks and uncertainties set forth under the heading “Risk Factors” in any accompanying prospectus supplement, important factors that could cause our actual results and performance to be materially different from our expectations include, among others:

•	economic and business conditions and industry trends in the countries in which we operate;

•	currency exchange risks;

•	consumer disposable income and spending levels, including the availability and amount of individual consumer debt;

•	changes in television viewing preferences and habits by our subscribers and potential subscribers;

•	consumer acceptance of existing service offerings, including our newer digital video, voice and Internet access services;

•	consumer acceptance of new technology, programming alternatives and broadband services that we may offer;

•	our ability to manage rapid technological changes, and grow our digital video, voice and Internet access services;

•	the regulatory and competitive environment in the broadband communications and programming industries in the countries in which we, and the entities in which we have interests, operate;

•	continued consolidation of the foreign broadband distribution industry;

•	uncertainties inherent in the development and integration of new business lines and business strategies;

•	the expanded deployment of personal video recorders and the impact on television advertising revenue;

•	capital spending for the acquisition and/or development of telecommunications networks and services;

•	uncertainties associated with product and service development and market acceptance, including the development and provision of programming for new television and telecommunications technologies;

•	future financial performance, including availability, terms and deployment of capital;

•	the ability of suppliers and vendors to timely deliver products, equipment, software and services;

•	the outcome of any pending or threatened litigation;

•	availability of qualified personnel;

•	changes in, or failure or inability to comply with, government regulations in the countries in which we operate and adverse outcomes from regulatory proceedings, including regulatory proceedings in The Netherlands;

•	government intervention that opens our broadband distribution networks to competitors;

•	our ability to successfully negotiate rate increases with local authorities;

•	changes in the nature of key strategic relationships with partners and joint venturers;

•	uncertainties associated with our ability to satisfy conditions imposed by competition and other regulatory authorities in connection with acquisitions;

•	our ability to obtain regulatory approval and satisfaction of other conditions necessary to close announced transactions;

•	uncertainties associated with our ability to comply with the internal control requirements of the Sarbanes-Oxley Act of 2002; and

•	competitor responses to our products and services, and the products and services of the entities in which we have interests.
      You should be aware that the video, voice and Internet access services industries in which we operate are changing rapidly, and, therefore, any forward-looking statements and statements of expectations, plans and intent we make are subject to a greater degree of risk than similar statements regarding certain other industries.
      We caution you not to place undue reliance on the forward-looking statements contained in this prospectus, any accompanying prospectus supplements or any documents incorporated by reference herein. These forward-looking statements speak only as of the date on which the statements were made. Except as may be required by law, we do not have any obligation to update or alter these forward-looking statements, whether as a result of new information, future events or otherwise.
RATIO OF EARNINGS TO FIXED CHARGES
      Liberty Global, Inc. (LGI) was formed on January 13, 2005, for the purpose of effecting the combination of Liberty Media International, Inc. (LMI) and UnitedGlobalCom, Inc. (UGC). LMI is the predecessor to LGI and was formed on March 16, 2004, in contemplation of the spin off of certain international cable television and programming subsidiaries and assets of Liberty Media Corporation (Liberty), including a majority interest in UGC, an international broadband communications provider. On June 7, 2004, Liberty distributed to its stockholders, on a pro rata basis, all of the outstanding shares of LMI’s common stock, and LMI became an independent, publicly traded company.
      On June 15, 2005, we completed certain mergers whereby LGI acquired all of the capital stock of UGC that LMI did not already own and LMI and UGC each became wholly owned subsidiaries of LGI (the LGI Combination). As LMI is the predecessor to LGI, the historical financial statements of LMI and its predecessor became the historical financial statements of LGI upon consummation of the LGI Combination.
      Our ratio of earnings to fixed charges was 6.62 for the year ended December 31, 2003. Our ratio of earnings to fixed charges was less than 1.00 for the six months ended June 30, 2005 and 2004, and for the years ended December 31, 2004, 2002, 2001 and 2000; thus our earnings available for fixed charges were inadequate to cover fixed charges for these periods. The amount of the coverage deficiency was $18.3 million, $59.4 million, $74.2 million, $186.4 million, $689.5 million and $3.0 million for the six months ended June 30, 2005 and 2004, and the years ended December 31, 2004, 2002, 2001 and 2000, respectively. For the ratio calculations, earnings available for fixed charges consist of earnings (losses) from continuing operations before income taxes, as adjusted to (i) eliminate share of earnings (losses) of affiliates that do not represent (a) distributed earnings or (b) losses of affiliates whose debt is guaranteed by our company, (ii) add the minority interest in the income of consolidated subsidiaries with fixed charges, and (iii) add fixed charges. Fixed charges consist of interest expense per our consolidated financial statements, the estimated interest component (1/3) of our consolidated rental expense and interest expense on guaranteed obligations of an equity affiliate.
      The following table sets forth Liberty Global’s consolidated ratio (deficiency) of earnings to fixed charges for each of the periods indicated.

	Six Months Ended
	June 30,		Years Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

Ratio of earnings to fixed charges	$—	$—	$—	$6.62	$—	$—	$—
Dollar amount of coverage deficiency	$(18,341)	$(59,377)	$(74,217)	$—	$(186,378)	$(689,524)	$(2,990)
USE OF PROCEEDS
      We will use the net proceeds from the sale of the offered securities for general corporate purposes or for such other purposes as may be described in any accompanying prospectus supplement.
DESCRIPTION OF DEBT WE MAY OFFER
      This section outlines some of the provisions of the debt securities we may offer and the related indentures. This information may not be complete in all respects and is qualified entirely by reference to the indentures under which the debt securities are issued. The forms of indentures are filed as exhibits to, and the definitive indentures will be filed or incorporated by reference as exhibits to, the registration statement of which this prospectus is a part. This information relates to terms and conditions that generally apply to the debt securities. The specific terms of any series of debt securities will be described in a prospectus supplement. As so described in a prospectus supplement, the terms of that series may differ from the general description of the terms presented below.
Debt Securities May Be Senior or Subordinated
      We may issue senior or subordinated debt securities. Each series of senior debt securities will constitute part of our senior debt, will be issued under our senior debt indenture described below and, unless secured, will rank equally with all of our other unsecured and unsubordinated debt. Each series of subordinated debt securities will constitute part of our subordinated debt, will be issued under our subordinated debt indenture described below and will be subordinated in right of payment to all of our “senior debt”, as defined in the subordinated debt indenture. The prospectus supplement for any series of subordinated debt securities will indicate the approximate amount of senior debt outstanding as of the end of our most recent fiscal quarter.
      When we refer to “debt securities” in this prospectus, we mean both the senior debt securities and the subordinated debt securities.
The Senior Debt Indenture and the Subordinated Debt Indenture
      The senior debt securities are governed by the senior debt indenture, and the subordinated debt securities are governed by the subordinated debt indenture. Each indenture is a contract between us and the trustee appointed therein. The indentures are substantially identical, except for the provisions relating to subordination, which are included only in the subordinated debt indenture.
      The trustee under each indenture has two main roles:

•	First, the trustee can enforce your rights against us if we default. There are some limitations on the extent to which the trustee acts on your behalf, which we describe below under “— Events of Default”; and

•	Second, the trustee performs administrative duties for us, such as sending you interest payments and notices.
      When we refer to the indenture or the trustee with respect to any debt securities, we mean the indenture under which those debt securities are issued and the trustee under that indenture. In the prospectus supplement applicable to each series of debt securities, we will provide the name and corporate trust office of the trustee under the indenture pursuant to which that series of debt securities is issued.
      The indentures permit us to issue different series of securities from time to time. We may issue securities in such amounts, at such times and on such terms as we wish. Debt securities of different series issued under the same indenture may differ from one another in their terms. Neither indenture limits the aggregate amounts of debt securities that we may issue or the aggregate amount of any particular series.
      The indentures and the debt securities are governed by New York law.
      Because this section is a summary, it does not describe every aspect of the debt securities. The indentures, any supplemental indentures and the debt securities contain the full legal text of the matters described in this section. This summary is subject to and qualified in its entirety by reference to all the provisions of the indentures, including definitions of some of the terms used in the indentures. The forms of indentures are filed as exhibits to, and the definitive indentures will be filed or incorporated by reference as exhibits to, the registration statement of which this prospectus is a part. See “Where You Can Find More Information” for information on how to obtain a copy. This summary is also subject to and qualified by reference to the description of the particular terms of each series of debt securities described in any prospectus supplement.
Specific Terms of a Series of Debt Securities
      In this section, we summarize only the more important terms of the indentures that will apply generally to the debt securities. Each particular debt security will have financial, legal and other terms specific to it, and the specific terms of each debt security will be described in the applicable prospectus supplement. Those terms may vary from the terms described here. As you read this section, therefore, please be advised that the specific terms of your debt security as described in the applicable prospectus supplement will supplement and, if applicable, may modify or replace some of the general terms described in this section. The statements we make in this section may not apply to your debt security.
      We may issue the debt securities as original issue discount securities, which are debt securities that are offered and sold at a substantial discount to their stated principal amount.
      The debt securities may also be issued as indexed securities or securities denominated in foreign currencies or currency units, as well as composite currencies or composite currency units, as described in more detail in the prospectus supplement relating to any of these types of debt securities.
      The prospectus supplement relating to a series of debt securities will specify whether the securities are senior or subordinated debt securities and will describe the following terms of the series:

•	the title of the series;

•	any limit on the aggregate principal amount of the series;

•	the manner in which we will pay interest on the debt securities;

•	the date or dates on which we will pay the principal of and any premium on the debt securities;

•	the rate, per annum unless otherwise specified, which may be fixed or variable, at which the debt securities will bear interest, if any, and the date from which that interest will accrue;

•	the dates on which interest, if any, will be payable and the regular record dates for the interest payment dates, and any right we have to extend the interest payment period;

•	any circumstances under which any additional amounts may be payable;

•	any mandatory or optional sinking funds or analogous provisions;

•	any mandatory or optional redemption provisions, including redemption prices;

•	any terms and conditions upon which we will repurchase debt securities at the option of the holders of the debt securities;

•	the denominations in which debt securities will be issuable, if other than denominations of $1,000 and integral multiples thereof or, in the case of bearer securities, if other than denominations of $5,000;

•	the currency of payment of the debt securities if other than U.S. dollars;

•	if payments are to be made, at your option or ours, in a different currency, how the amount and manner of these payments will be determined;

•	any index, formula or method used to determine the amount payable in respect of the debt securities;

•	if other than the entire principal amount, the portion of the principal amount that shall be payable upon acceleration of maturity following an event of default;

•	whether the provisions described under “Defeasance and Discharge” and “Covenant Defeasance” shall not apply to the debt securities;

•	any right to convert or exchange the series into shares of our common stock or other securities or property, including securities of a third party;

•	whether the debt securities will be secured and. if so, the terms of such security;

•	whether debt securities will be issued in certificated or global form;

•	any change to the events of default that apply to the debt securities and any change in the rights of the applicable trustee or holders to declare the principal amount due and payable following an event of default;

•	any change in the covenants contained in the indentures; and

•	any other special features of the debt securities.
      Special U.S. Federal income tax considerations may apply to a series of debt securities, including debt securities issued as original issue discount securities. These tax considerations will be discussed in the related prospectus supplement. In addition, if any special U.S. Federal income tax considerations apply to a series of debt securities denominated in a currency or currency unit other than U.S. dollars, the related prospectus supplement will describe those considerations.
Conversion and Exchange Rights
      If debt securities of any series are convertible or exchangeable into our common stock or other securities or property, including securities issued by third parties, the related prospectus supplement will discuss the conversion or exchange terms. Those terms will include, among others, the following:

•	the conversion or exchange price or rate;

•	the conversion or exchange period;

•	whether the debt securities are convertible or exchangeable at our option or at the option of the holder (or both);

•	events requiring adjustment to the conversion or exchange price or rate;

•	provisions affecting conversion or exchange in the event of any redemption of the debt securities; and

•	any antidilution provisions, if applicable.
Subordination of Subordinated Debt Securities
      Holders of subordinated debt securities should recognize that contractual provisions in the subordinated debt indenture may prohibit us from making payments on those securities. Subordinated debt securities are subordinate in right of payment, to the extent and in the manner stated in the subordinated debt indenture, to all our senior debt, including all debt securities we have issued that constitute senior debt and all debt securities we will issue under the senior debt indenture.
      The subordinated debt indenture defines “senior debt” as all amounts due on obligations of Liberty Global, Inc. in connection with any of the following, whether outstanding at the date of execution of the subordinated debt indenture or thereafter incurred or created:

•	the principal of and any premium, interest and additional amounts in respect of our indebtedness for borrowed money and indebtedness evidenced by securities, debentures, bonds or other similar instruments issued by us;

•	all capital lease obligations;

•	all obligations issued or assumed as the deferred purchase price of property, all conditional sale obligations and all obligations under any title retention agreement (but excluding trade accounts payable in the ordinary course of business);

•	all obligations for the reimbursement of any letter of credit, banker’s acceptance, security purchase facility or similar credit transaction;

•	all obligations in respect of interest rate swap, cap or other agreements, interest rate future or options contracts, currency swap agreements, currency future or option contracts and other similar agreements;

•	all obligations of the types referred to above of other persons for the payment of which we are responsible or liable as obligor, guarantor or otherwise; and

•	all obligations of the types referred to above of other persons secured by any lien on any property or asset of ours whether or not we assume such obligation.
Senior debt does not include:

•	securities issued under the subordinated debt indenture;

•	indebtedness or monetary obligations to trade creditors created in the ordinary course of business in connection with the obtaining of equipment, materials or services;

•	indebtedness that is, by its terms, subordinated to, or ranks equal with, the subordinated debt securities; and

•	any indebtedness to our affiliates unless otherwise expressly provided in the terms of any such indebtedness.

      The subordinated debt indenture provides that, unless all principal of and any premium, interest and additional amounts in respect of the senior debt has been paid in full, no payment or other distribution may be made in respect of any subordinated debt securities in the following circumstances:

•	in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization, debt restructuring or other similar proceeding involving, or any dissolution or other winding up of, or any assignment for the benefit of creditors or any other marshalling of assets and liabilities of, our company;

•	in the event that any subordinated debt securities have been declared due and payable before their stated maturity; or

•	in the event of a default in any payment with respect to senior debt, or any event of default relating to any senior debt that would permit the acceleration of its maturity, or if any judicial proceeding is pending in respect of any default of this kind.
      For the purposes of the subordination provisions, the payment of cash or delivery of property or securities upon conversion or exchange of a subordinated debt security, excluding delivery of our common stock and certain other junior securities, will be deemed a payment of the principal of that subordinated debt security.
Legal Ownership

Street Name and Other Indirect Holders
      Investors who hold debt securities in accounts at banks or brokers will generally not be recognized by us as legal holders of debt securities. This is called holding in “street name.” Instead, we would recognize only the bank or broker, or the financial institution the bank or broker uses to hold its debt securities. These intermediary banks, brokers and other financial institutions pass along principal, interest and other payments on the debt securities, either because they agree to do so in their customer agreements or because they are legally required to do so. If you hold debt securities in street name, you should check with your own institution to find out:

•	how it handles debt securities payments and notices;

•	whether it imposes fees or charges;

•	how it would handle voting, if it were ever required;

•	whether and how you can instruct it to send you debt securities registered in your own name so you can be a direct holder as described below; and

•	how it would pursue rights under the debt securities if there were a default or other event triggering the need for holders to act to protect their interests.

Direct Holders
      Our obligations, as well as the obligations of any trustee and those of any third parties employed by us or any trustee, under the debt securities run only to persons who are registered as holders of debt securities. As noted above, we do not have obligations to you if you hold in street name or other indirect means, either because you choose to hold debt securities in that manner or because the debt securities are issued in the form of global securities as described below. For example, once we make payment to the registered holder we have no further responsibility for the payment even if that holder is legally required to pass the payment along to you as a street name customer but does not do so.

Global Securities
      A global security is a special type of indirectly held security, as described above under “— Street Name and Other Indirect Holders.” If we choose to issue debt securities in the form of global securities, the ultimate beneficial owners of global securities can only be indirect holders. We require that the global security be registered in the name of a financial institution we select.
      We also require that the debt securities included in the global security not be transferred to the name of any other direct holder unless the special circumstances described in the section “Legal Ownership and Book-Entry Issuance” below occur. The financial institution that acts as the sole direct holder of the global security is called the depositary. Any person wishing to own a security must do so indirectly by virtue of an account with a broker, bank or other financial institution that in turn has an account with the depositary. The prospectus supplement indicates whether your series of debt securities will be issued only in the form of global securities.
      Further details of legal ownership are discussed in the section “Legal Ownership and Book-Entry Issuance.”
      In the remainder of this description “you” means direct holders and not street name or other indirect holders of debt securities. Indirect holders should read the previous subsection entitled “— Street Name and Other Indirect Holders.”
Additional Mechanics

Exchange and Transfer
      Unless otherwise provided in the prospectus supplement, debt securities will have a minimum denomination of $1,000 or, in the case of bearer securities, a minimum denomination of $5,000. You may have your debt securities divided into more debt securities of smaller denominations, but not below the minimum denomination, or combined into fewer debt securities of larger denominations, as long as the total principal amount is not changed. This is called an exchange.
      You may exchange or transfer your debt securities at the office of the applicable trustee. The trustee under each indenture acts as our agent for registering debt securities of the applicable series in the names of holders and transferring debt securities. We may change this appointment to another entity or perform the service ourselves. The entity performing the role of maintaining the list of registered holders is called the security registrar. It will also register transfers of the debt securities.
      You will not be required to pay a service charge to transfer or exchange debt securities, but you may be required to pay any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange of a debt security will only be made if the security registrar is satisfied with your proof of ownership.
      If the debt securities are redeemable and we redeem less than all of the debt securities of a particular series, we may block the transfer or exchange of debt securities during a specified period of time in order to freeze the list of holders to prepare the mailing. The period begins 15 days before the day we mail the notice of redemption and ends on the day of that mailing. We may also refuse to register transfers or exchanges of debt securities selected for redemption. However, we will continue to permit transfers and exchanges of the unredeemed portion of any security being partially redeemed.

Payment and Paying Agents
      We will make interest payments to direct holders listed in the applicable trustee’s records at the close of business on a particular day in advance of each interest due date, which is called the regular record date. The regular record date for an interest payment is usually about two weeks in advance of the interest due date and is stated in the prospectus supplement.
      Holders buying and selling debt securities must work out between them how to compensate for the fact that we will pay all the interest for an interest period to the one who is the registered holder on the regular record date. The most common manner is to adjust the sales price of the debt securities to pro rate interest fairly between buyer and seller. This pro rated interest amount is called accrued interest.

      We will pay interest, principal and any other money due on each series of debt securities at the corporate trust office of the applicable trustee. You must make arrangements to have your payments picked up at or wired from that office. We may also choose to pay interest by mailing checks. Interest on global securities will be paid to the holder of the securities by wire transfer of same-day funds.
      Street name and other indirect holders should consult their banks or brokers for information on how they will receive payments.
      We may also arrange for additional payment offices, and may cancel or change these offices, including our use of a trustee’s corporate trust office. These offices are called paying agents. We may also choose to act as our own paying agent. We must notify the applicable trustee of changes in the paying agents for any particular series of debt securities.

Notices
      We and each trustee will send notices only to direct holders, using their addresses as listed in the applicable trustee’s records.
      Regardless of who acts as paying agent, all money that we pay to a paying agent that remains unclaimed at the end of two years after the amount is due to direct holders will be repaid to our company. After that two-year period, you may look only to Liberty Global for payment and not to a trustee, any other paying agent or anyone else.
Special Situations

Mergers and Similar Events
      We are generally permitted to consolidate or merge with another entity. We are also permitted to sell or lease substantially all of our assets to another entity. However, we may not take any of these actions unless certain specified conditions are met, including the following:

•	if we are not the surviving entity, the successor entity must be organized under the laws of the United States, a State thereof or the District of Columbia and must assume by supplemental indenture all our obligations under the debt securities; and

•	immediately after giving effect to the transaction or series of transactions, no default or event of default shall have occurred and be continuing. For purposes of this test, a default would include an event of default that has occurred and not been cured, as described under “— Events of Default.” A default for this purpose would also include any event that would be an event of default if the requirements for giving us a notice of default or for our default having to continue for a specific period of time were disregarded.

Modification and Waiver
      There are three types of changes we can make to the indentures and the debt securities.
      Changes Requiring Holder Approval. First, there are changes that cannot be made to your debt securities without your specific approval. Following is a list of those types of changes that require the approval of each holder of debt securities:

•	change the stated maturity of the principal of or any premium, interest or additional amounts in respect of a debt security;

•	reduce any amounts due on a debt security, including by modifying the calculation of interest rate;

•	reduce the amount of principal payable upon acceleration of the maturity of a debt security following a default;

•	change the redemption provisions or adversely affect the right of repayment at your option;

•	change the place or currency of payment on a debt security;

•	impair your right to sue for payment on or after the stated maturity or, if applicable, on or after the redemption date or repayment date of your debt securities;

•	reduce the percentage in principal amount of outstanding debt securities, the consent of whose holders is required for a supplemental indenture or for any waiver provided for in the applicable indenture;

•	reduce the requirements for quorum or voting by holders at any meeting of holders of debt securities;

•	make any change that adversely affects, in any material respect, any conversion or exchange provisions with respect to such debt securities; and

•	modify any of the provisions regarding the types of changes that require the approval of each holder of debt securities or any of the provisions regarding waivers of past defaults or certain covenants, except to increase the percentage of holders whose consent is required or to provide that certain other provisions of the applicable indenture cannot be modified or waived without the consent of the holder of each outstanding debt security affected thereby.
      Changes Requiring a Majority Approval. The second type of change to the indentures and the debt securities is the kind that requires an approval by holders of debt securities owning a majority of the principal amount of the relevant series of debt securities. Majority approval would be required for us to obtain a waiver of a past default. However, we cannot obtain a waiver of a payment default or any other aspect of the indentures or the debt securities listed in the first category described above under “— Changes Requiring Holder Approval” unless we obtain your individual consent to the waiver.
      Changes Not Requiring Approval. The third type of change does not require any approval by holders of debt securities. This type is limited to clarifications and other changes that would not materially adversely affect the interests of holders of the debt securities.
      Record Dates; Voting. We will generally be entitled to set any day as a record date to determine the holders of outstanding debt securities that are entitled to vote or take other action under the indentures. In limited circumstances, the applicable trustee will be entitled to set a record date for action by holders. If we or the applicable trustee set a record date for a vote or other action to be taken by holders of a particular series, that vote or action may be taken only by persons who are holders of outstanding debt securities of that series on the record date and must be taken within 180 days following the record date or another period that we may specify, or as the applicable trustee may specify if it set the record date. We may shorten or lengthen, but not beyond 180 days, this period from time to time.
      Street name and other indirect holders should consult their banks or brokers for information on how approval may be granted or denied if we seek to change the indentures or the debt securities or request a waiver.
Defeasance and Discharge
      The full defeasance and discharge provisions of the applicable indenture will apply to your series of debt securities unless we choose not to have them apply to that series. If we choose not to have them apply, we will say so in the prospectus supplement.
      The full defeasance and discharge provisions permit us to legally release ourselves from any payment or other obligations on the debt securities, except for the ministerial obligations described below, if we put in place the following arrangements for you to be repaid and comply with other requirements set forth in the indentures:

•	We must deposit in trust for the benefit of all direct holders of the debt securities money or U.S. government or U.S. government agency notes or bonds or a combination thereof that will generate enough cash to make any interest, premium, principal or other payments on the debt securities on their various due dates.

•	We must deliver to the applicable trustee a legal opinion of our counsel confirming that we received from, or there has been published by, the U.S. Internal Revenue Service a ruling, or there has been a change in U.S. federal income tax law, and, in either case, under then current U.S. law we may make the above deposit without causing you to be taxed on the debt securities any differently than if we did not make the deposit and just repaid the debt securities ourselves.

•	No event of default or event which, with notice or lapse of time, or both, would become an event of default with respect to the debt securities issued under the indentures, shall have occurred and be continuing on the date of such deposit or at any time during the period ending on the 91st day thereafter.

•	In the case of the subordinated debt securities, on the date of such deposit, no default in the payment of any principal of or any premium, interest or additional amounts in respect of any senior debt may have occurred and be continuing, no event of default with respect to any senior debt may have resulted in the maturity of such senior debt being, and continuing to be, accelerated, and no other event of default with respect to any senior debt may have occurred and be continuing permitting the holders of such senior debt to accelerate the maturity of the senior debt.

      However, even if we make the deposit in trust and fulfill the opinion delivery arrangements discussed above, a number of our obligations relating to the debt securities will remain. These include our obligations:

•	to register the transfer and exchange of debt securities;

•	to replace mutilated, destroyed, lost or stolen debt securities;

•	to maintain paying agencies; and

•	to hold money for payment in trust.
Covenant Defeasance
      The covenant defeasance provisions of the applicable indenture will apply to your series of debt securities unless we choose not to have them apply to that series. If we choose not to have them apply, we will say so in the prospectus supplement. In order to exercise the covenant defeasance option, we must put into place the same deposit in trust discussed above under “— Defeasance and Discharge” and comply with other requirements set forth in the applicable indenture.
Events of Default
      You will have special rights if an event of default occurs and is not cured, as described later in this subsection.
      The term “event of default” means any of the following:

•	We fail to pay the principal of or any premium on a debt security on the stated maturity date or any additional amounts payable with respect thereto.

•	We fail to pay interest, or any additional amounts with respect thereto, on a debt security within 30 days from the relevant due date.

•	We do not deposit any sinking fund payment on its due date.

•	We remain in breach of specified covenants in the applicable indenture for 60 days after we receive a notice of default stating that we are in breach. The notice must be sent to us by the applicable trustee or to us and the applicable trustee by holders of at least 25% in principal amount of the relevant series of debt securities.

•	We default under any indebtedness for money borrowed if:

(a) that default results in that indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable;

(b) the aggregate principal amount of indebtedness being so declared due and payable aggregates more than $250 million; and

(c) (i) the acceleration is not rescinded or annulled, (ii) the indebtedness is not paid, and (iii) we have not contested such acceleration in good faith and obtained and maintained a stay of all consequences that would have a material adverse effect on us, in each case, within 30 days after notice to us by the applicable trustee or to us and the applicable trustee by holders of at least 25% in principal amount of the relevant series of debt securities; provided, that if after such 30 day period, such event of default shall be remedied or cured by us or waived by the applicable holders, then such event of default, without further action, shall be deemed cured and not continuing.

•	A court enters a decree of bankruptcy, insolvency or reorganization against us which remains in effect for a period of 60 consecutive days or a court enters a final non-appealable order appointing a custodian, liquidator or similar official of our company or any substantial part of our company or ordering the liquidation or the winding up of the affairs of our company.

•	We file voluntary proceedings or consent to the entry of a decree or order of relief in an involuntary proceeding under applicable bankruptcy, insolvency or reorganization laws.

•	Any other event of default described in the prospectus supplement occurs.

Remedies If an Event of Default Occurs
      If an event of default other than those described in the sixth or seventh bullet point above has occurred and has not been cured, the applicable trustee or the holders of at least 25% in principal amount of the relevant series of debt securities may declare the entire principal amount (or such lesser amount as may be specified in the prospectus supplement) of the debt securities of that series to be due and immediately payable. This is called a declaration of acceleration of maturity. A declaration of acceleration of maturity may be canceled by the holders of at least a majority in principal amount of the debt securities of the affected series. If any event of default described in the sixth or seventh bullet point above occurs, the entire principal amount (or such lesser amount as may be specified in the prospectus supplement) of the debt securities of that series shall automatically, and without any declaration or other action on the part of the applicable trustee or any holder, become immediately due and payable.
      Except in cases of default, where the applicable trustee has certain special duties, the applicable trustee is not required to take any action under the indentures at the request of any holders unless the holders offer the applicable trustee reasonable protection from expenses and liability. This protection is called an indemnity. If reasonable indemnity is provided, the holders of a majority in principal amount of the outstanding debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the applicable trustee. These majority holders may also direct the applicable trustee in performing other actions under the indentures.
      Before you bypass the applicable trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to the debt securities, the following must occur:

•	you must give the applicable trustee written notice that an event of default has occurred and remains uncured;

•	the holders of at least 25% in principal amount of the relevant series of debt securities must make a written request that the applicable trustee take action because of the default, and must offer reasonable indemnity to the applicable trustee against the cost and other liabilities of taking that action;

•	the applicable trustee must have not taken action for 60 days after receipt of the above notice and offer of indemnity; and

•	no inconsistent direction must have been given to the applicable trustee during the 60-day period from the holders of a majority in principal amount of the outstanding debt securities of the relevant series.
      Street name and other indirect holders should consult their banks or brokers for information on how to give notice or direction to or make a request of the applicable trustee and to make or cancel a declaration of acceleration.
      We will furnish to the trustee under each indenture every year a written statement from some of our designated officers certifying that, to their knowledge, we are in compliance with the indentures and the debt securities, or else specifying any default and the status thereof.
DESCRIPTION OF COMMON STOCK WE MAY OFFER
      The following summary description of our common stock is based on the provisions of our restated certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our restated certificate of incorporation and bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our restated certificate of incorporation and bylaws, see “Where You Can Find More Information.”
      We may offer common stock directly or upon the conversion, exercise or exchange of any other security offered hereby, including, without limitation, pursuant to purchase contracts.
Authorized Common Stock
      Our authorized capital stock consists of one billion one hundred million (1,100,000,000) shares, of which one billion fifty million (1,050,000,000) shares are designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share. Our common stock is divided into three series. We have authorized five hundred million (500,000,000) shares of Series A common stock, fifty million (50,000,000) shares of Series B common stock, and five hundred million (500,000,000) shares of Series C common stock. As of September 15, 2005, we had outstanding 230,763,605 shares of Series A common stock, 7,264,300 shares of Series B common stock and 238,027,905 shares of Series C common stock.
      The holders of our Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.
Voting Rights
      The holders of our Series A common stock will be entitled to one vote for each share held, and the holders of our Series B common stock will be entitled to ten votes for each share held, on all matters voted on by our stockholders, including elections of directors. The holders of our Series C common stock will not be entitled to any voting powers, except as required by Delaware law. When the vote or consent of holders of our Series C common stock is required by Delaware law, the holders of our Series C common stock will be entitled to 1/100th of a vote for each share held. Our charter does not provide for cumulative voting in the election of directors.
Dividends; Liquidation
      Subject to any preferential rights of any outstanding series of our preferred stock created by our board from time to time, the holders of our common stock will be entitled to such dividends as may be declared from time to time by our board from funds available therefor. Except as otherwise described under

“— Distributions,” whenever a dividend is paid to the holders of one of our series of common stock, we shall also pay to the holders of the other series of our common stock an equal per share dividend.
Conversion
      Each share of our Series B common stock is convertible, at the option of the holder, into one share of our Series A common stock. Our Series A common stock and our Series C common stock are not convertible.
Distributions
      Distributions made in shares of our Series A common stock, our Series B common stock, our Series C common stock or any other security with respect to our Series A common stock, our Series B common stock or our Series C common stock may be declared and paid only as follows:

•	a share distribution (1) consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock, our Series B common stock and our Series C common stock, on an equal per share basis; or (2) consisting of shares of our Series B common stock (or securities convertible therefor) to holders of our Series A common stock, our Series B common stock and our Series C common stock, on an equal per share basis; or (3) consisting of shares of our Series C common stock (or securities convertible therefor) to holders of our Series A common stock, our Series B common stock and our Series C common stock, on an equal per share basis; or (4) consisting of shares of our Series A common stock (or securities convertible therefor) to holders of our Series A common stock and, on an equal per share basis, shares of our Series B common stock (or securities convertible therefor) to holders of our Series B common stock and, on an equal per share basis, shares of our Series C common stock (or securities convertible therefor) to holders of our Series C common stock; and

•	a share distribution consisting of shares of any class or series of our securities or of securities of any other person, other than our Series A common stock, our Series B common stock or our Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of our Series A common stock, our Series B common stock and our Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of our Series A common stock, our Series B common stock and our Series C common stock; or (3) a separate class or series of securities to the holders of one or more series of our common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of our common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of our Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of our common stock receiving securities of the class or series having lesser relative voting rights, and provided further that, if different classes or series of securities are being distributed to holders of our Series A common stock and our Series C common stock, then such securities shall be distributed either as determined by our board of directors or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of our Series A common stock and our Series C common stock corresponds, to the extent practicable, to the relative voting rights of each such series of our common stock, and provided further that, in each case, the distribution is otherwise made on a equal per share basis.
      We may not reclassify, subdivide or combine any series of our common stock without reclassifying, subdividing or combining the other series of our common stock, on an equal per share basis.

Liquidation and Dissolution
      In the event of our liquidation, dissolution and winding up, after payment or provision for payment of our debts and liabilities and subject to the prior payment in full of any preferential amounts to which our preferred stock holders may be entitled, the holders of our Series A common stock, our Series B common stock and our Series C common stock will share equally, on a share for share basis, in our assets remaining for distribution to the holders of our common stock.
Anti-Takeover Effects of Provisions of Restated Certificate of Incorporation and Bylaws

Board of Directors
      Our restated certificate of incorporation and bylaws provide that, subject to any rights of the holders of any series of our preferred stock to elect additional directors, the number of our directors shall not be less than three and the exact number shall be fixed from time to time by a resolution adopted by the affirmative vote of 75% of the members of our board then in office. The members of our board, other than those who may be elected by holders of our preferred stock, are divided into three classes. Each class consists, as nearly as possible, of a number of directors equal to one-third of the then authorized number of board members. The term of office of our Class I directors expires at the annual meeting of our stockholders in 2006. The term of office of our Class II directors expires at the annual meeting of our stockholders in 2007. The term of office of our Class III directors expires at the annual meeting of our stockholders in 2008. At each annual meeting of our stockholders, the successors of that class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until their respective successors are elected and qualified.
      Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, our directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of our outstanding capital stock entitled to vote at an election of directors, voting together as a single class.
      Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, vacancies on our board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on our board, shall be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor shall have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting our board shall shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of our preferred stock with respect to any additional director elected by the holders of that series of our preferred stock.
      These provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of our board by filling the vacancies created by removal with its own nominees. Under the classified board provisions described above, it would take at least two elections of directors for any individual or group to gain control of our board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of us.

No Shareholder Action by Written Consent; Special Meetings
      Our restated certificate of incorporation provides that, except as otherwise provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual meeting or special meeting of stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders. Except as otherwise required by law and subject to the rights of the holders of any series of our preferred stock, special meetings of our stockholders for any purpose or purposes may be called only by our Secretary at the request of at least 75% of the members of our board then in office. No business other than that stated in the notice of special meeting shall be transacted at any special meeting.

Advance Notice Procedures
      Our bylaws establish an advance notice procedure for stockholders to make nominations of candidates for election as directors or to bring other business before an annual meeting of our stockholders.
      All nominations by stockholders or other business to be properly brought before a meeting of stockholders shall be made pursuant to timely notice in proper written form to our Secretary. To be timely, a stockholder’s notice shall be given to our Secretary at our offices as follows:

(1) with respect to an annual meeting of our stockholders that is called for a date not more than 30 days before or 70 days after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice shall be given no earlier than the close of business on the 120th day prior to such anniversary and no later than the close of business on the 90th day prior to such anniversary;

(2) with respect to an annual meeting of our stockholders that is called for a date which is more than 30 days before or 70 days after the anniversary date of the immediately preceding annual meeting of our stockholders, such notice shall be given no earlier than the close of business on the 120th day prior to the current annual meeting and not later than the close of business on the later of (A) the 90th day prior to the current annual meeting or (b) the 10th day following the day on which we first publicly announce the date of the current annual meeting; and

(3) with respect to an election to be held at a special meeting of our stockholders, not earlier than the close of business on the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting.
      The public announcement of an adjournment or postponement of a meeting of our stockholders does not commence a new time period (or extend any time period) for the giving of any such stockholder notice. However, if the number of directors to be elected to our board at any meeting is increased, and we do not make a public announcement naming all of the nominees for director or specifying the size of the increased board at least 100 days prior to the anniversary date of the immediately preceding annual meeting, a stockholder’s notice shall also be considered timely, but only with respect to nominees for any new positions created by such increase, if it shall be delivered to our Secretary at our offices not later than the close of business on the 10th day following the day on which we first made the relevant public announcement. For purposes of the first annual meeting of stockholders to be held in 2006, the first anniversary date shall be deemed to be June 15, 2006.

Amendments
      Our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of our restated certificate of incorporation or to add or insert other provisions in the certificate, provided that the foregoing voting requirement shall not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of our stockholders or (2) which has been approved by at least 75% of the members of our board then in office. Our restated certificate of incorporation further provides that the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our stockholders, voting together as a single class, is required to adopt, amend or repeal any provision of our bylaws, provided that the foregoing voting requirement shall not apply to any adoption, amendment or repeal approved by the affirmative vote of not less than 75% of the members of our board then in office.

Supermajority Voting Provisions
      In addition to the supermajority voting provisions discussed under “— Amendments” above, our restated certificate of incorporation provides that, subject to the rights of the holders of any series of our preferred stock, the affirmative vote of the holders of at least 80% of the aggregate voting power of our outstanding capital stock generally entitled to vote upon all matters submitted to our stockholders, voting together as a single class, is required for:

•	our merger or consolidation with or into any other corporation, provided, that the foregoing voting provision shall not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the consent of our stockholders, or (2) that at least 75% of the members of our board of directors then in office have approved;

•	the sale, lease or exchange of all, or substantially all, of our assets, provided, that the foregoing voting provisions shall not apply to any such sale, lease or exchange that at least 75% of the members of our board of directors then in office have approved; or

•	our dissolution, provided, that the foregoing voting provision shall not apply to such dissolution if at least 75% of the members of our board of directors then in office have approved such dissolution.
Section 203 of the Delaware General Corporation Law
      Section 203 of the Delaware General Corporation Law prohibits certain transactions between a Delaware corporation and an “interested stockholder.” An “interested stockholder” for this purpose is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the aggregate voting power of a Delaware corporation. This provision prohibits certain business combinations between an interested stockholder and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors before the stockholder became an interested stockholder, (2) the interested stockholder acquired at least 85% of the aggregate voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of two-thirds of the aggregate voting power not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder. These restrictions do not apply if, among other things, the corporation’s certificate of incorporation contains a provision expressly electing not to be governed by Section 203. In our restated certificate of incorporation, we have elected not to be governed by Section 203.
Transfer Agent and Registrar
      EquiServe Trust Company N.A. is the transfer agent and registrar for our common stock.
DESCRIPTION OF PREFERRED STOCK WE MAY OFFER
      The following summary description of our preferred stock is based on the provisions of our restated certificate of incorporation and bylaws and the applicable provisions of the Delaware General Corporation Law. This information may not be complete in all respects and is qualified entirely by reference to the provisions of our restated certificate of incorporation and bylaws and the Delaware General Corporation Law. For information on how to obtain copies of our restated certificate of incorporation and bylaws, see “Where You Can Find More Information.”
      We may offer preferred stock directly or upon the conversion, exercise or exchange of any other security offered hereby, including, without limitation, pursuant to purchase contracts.

Preferred Stock
      Our authorized capital stock consists of one billion one hundred million (1,100,000,000) shares, of which one billion fifty million (1,050,000,000) shares are designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share. We may issue preferred stock from time to time in one or more series, without stockholder approval, when authorized by our board of directors. No shares of our preferred stock are currently issued and outstanding.
      Our board of directors is authorized to determine, with respect to any series of our preferred stock, the terms and rights of the series, including:

•	the designation of the series;

•	the number of authorized shares of the series, which number our board may thereafter increase or decrease but not below the number of such shares then outstanding;

•	the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series shall be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

•	the rights of the series in the event of our voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

•	the rights, if any, of holders of the series to convert or exchange their preferred stock into or for other classes or series of stock or indebtedness of us or any other person and the terms and conditions of any such conversion or exchange, including provision for adjustments in such events as the board may determine;

•	the voting rights, if any, of the holders of the series;

•	the terms and conditions, if any, for us to purchase or redeem the shares; and

•	any other relative rights, preferences and limitations of the series.
      The board’s ability to authorize, without stockholder approval, the issuance of preferred stock with conversion and other rights may adversely affect the rights of holders of our common stock or other series of preferred stock that may be outstanding.
Specific Terms of a Series of Preferred Stock
      The preferred stock we may offer will be issued in one or more series. Shares of preferred stock, when issued against full payment of its purchase price, will be fully paid and non-assessable. Their par value or liquidation preference, however, will not be indicative of the price at which they will actually trade after their issue. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of preferred stock offered by that prospectus supplement.
      A prospectus supplement will discuss the following features of the series of preferred stock to which it relates:

•	the designations and stated value per share;

•	the number of shares offered;

•	the amount of liquidation preference per share;

•	the initial offering price at which the preferred stock will be issued;

•	the dividend rate, the method of its calculation, the dates on which dividends would be paid and the dates, if any, from which dividends would cumulate;

•	any redemption or sinking fund provisions;

•	any conversion or exchange rights; and

•	any additional voting, dividend, liquidation, redemption, sinking fund and other rights, preferences, privileges, limitations and restrictions.
Rank
      Unless otherwise stated in the prospectus supplement, the preferred stock will have priority over our common stock with respect to dividends and distribution of assets, but will rank junior to all our outstanding indebtedness for borrowed money. Any series of preferred stock could rank senior, equal or junior to our other capital stock, as may be specified in a prospectus supplement, as long as our restated certificate of incorporation so permits.
Dividends
      Holders of each series of preferred stock shall be entitled to receive cash dividends to the extent specified in the prospectus supplement when, as and if declared by our board of directors, from funds legally available for the payment of dividends. The rates and dates of payment of dividends of each series of preferred stock will be stated in the prospectus supplement. Dividends will be payable to the holders of record of preferred stock as they appear on our books on the record dates fixed by our board of directors. Dividends on any series of preferred stock may be cumulative or non-cumulative, as discussed in the prospectus supplement.
Conversion or Exchange
      Shares of a series of preferred stock may be exchangeable or convertible into shares of our common stock, another series of our preferred stock or other securities or property, including securities of a third person. The conversion or exchange may be mandatory or optional. The prospectus supplement will specify whether the preferred stock being offered has any conversion or exchange features and will describe the related terms and conditions.
Redemption
      The terms, if any, on which shares of preferred stock of a series may be redeemed will be discussed in the prospectus supplement.
Liquidation
      Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Liberty Global, holders of each series of preferred stock will be entitled to receive distributions upon liquidation in the amount described in the related prospectus supplement plus an amount equal to any accrued and unpaid dividends for the then-current dividend period (including any accumulation in respect of unpaid dividends for prior dividend periods, if dividends on that series of preferred stock are cumulative). These distributions will be made before any distribution is made on any securities ranking junior to the preferred stock with respect to liquidation, including our common stock. If the liquidation amounts payable relating to the preferred stock of any series and any other securities ranking on a parity regarding liquidation rights are not paid in full, the holders of the preferred stock of that series will share ratably in proportion to the full liquidation preferences of each security.
Voting Rights
      The holders of shares of preferred stock will have no voting rights, except as otherwise stated in the certificate of designations establishing the series and any related prospectus supplement, or as required by applicable law.

No Other Rights
      The shares of a series of preferred stock will not have any preferences, voting powers or relative, participating, optional or other special rights except as provided in our restated certificate of incorporation and in the certificate of designations, as discussed above or in a prospectus supplement or as otherwise required by law.
Additional Information
      Additional information regarding our restated certificate of incorporation and bylaws is included in this prospectus under the headings “Description of Common Stock We May Offer — Anti-Takeover Effects of Provisions of Restated Certificate of Incorporation and Bylaws” and “— Section 203 of the Delaware General Corporation Law” above.
Transfer Agent and Registrar
      We expect EquiServe Trust Company N.A. to serve as the transfer agent and registrar for our preferred stock, if issued.
DESCRIPTION OF DEPOSITARY SHARES WE MAY OFFER
      This section outlines some of the provisions of the depositary shares we may offer and any related deposit agreement and depositary receipt. This information may not be complete in all respects and is qualified entirely by reference to the relevant deposit agreement and depositary receipts with respect to the depositary shares relating to any particular series of depositary shares. The specific terms of any series of depositary shares will be described in the prospectus supplement. As so described in a prospectus supplement, the terms of that series of depositary shares may differ from the general description of terms presented below.
General
      We may choose to offer fractional interests in debt securities or fractional shares of common stock or preferred stock in the form of depositary shares. Each depositary share would represent a fractional interest in a security of a particular series of debt securities or a fraction of a share of common stock or of a particular series of preferred stock, as the case may be, and would be evidenced by a depositary receipt.
      We will deposit the debt securities or shares of common stock or preferred stock represented by depositary shares under a deposit agreement between Liberty Global and a depositary which will be named in the applicable prospectus supplement. Subject to the terms of the deposit agreement, as an owner of a depositary share, you will be entitled, in proportion to the applicable fraction of a debt security or share of common stock or preferred stock represented by the depositary share, to all the rights and preferences of the debt security, common stock or preferred stock, as the case may be, represented by the depositary share, including, as the case may be, interest, dividend, voting, conversion, exchange, redemption, sinking fund, repayment at maturity, subscription and liquidation rights. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of depositary shares offered by that prospectus supplement.
Interest, Dividends and Other Distributions
      The depositary will distribute all payments of interest, cash dividends or other cash distributions received on the debt securities, common stock or preferred stock, as the case may be, to you in proportion to the number of depositary shares that you own. In the event of a distribution other than in cash, the depositary will distribute property received by it to you in an equitable manner, unless the depositary determines that it is not feasible to make a distribution. In that case, the depositary may sell the property and distribute the net proceeds from the sale to you.

Redemption of Depositary Shares
      If a security represented by depositary shares is redeemed, the depositary will redeem your depositary shares from the proceeds received by the depositary resulting from the redemption. The terms on which the redemption will be made will be described in the prospectus supplement.
Exercise of Rights Under the Indentures or Voting the Common Stock or Preferred Stock
      A discussion of how you as a holder of a depositary share representing debt securities may exercise your rights under the applicable indenture or how you as a holder of a depositary share representing common stock or preferred stock may vote the underlying shares of stock will be described in the prospectus supplement.
Amendment and Termination of the Deposit Agreement
      Liberty Global and the depositary may amend the form of depositary receipt evidencing the depositary shares and any provision of the deposit agreement at any time. However, any amendment which materially and adversely affects the rights of the holders of the depositary shares will not be effective unless the amendment has been approved by the holders of at least a majority of the depositary shares then outstanding.
      The applicable deposit agreement will terminate if:

•	all depositary shares outstanding under that agreement have been redeemed;

•	the debt securities or the preferred stock represented by the depositary shares outstanding under that agreement have been converted into or exchanged for common stock or, in the case of debt securities, repaid in full, as applicable; or

•	there has been a final distribution in respect of the common stock or preferred stock, including in connection with the liquidation, dissolution or winding-up of Liberty Global, represented by the depositary shares outstanding under that agreement, and the distribution proceeds have been distributed to you.
Resignation and Removal of Depositary
      The depositary may resign at any time by delivering to Liberty Global notice of its election to do so. We also may, at any time, remove the depositary. Any resignation or removal will take effect upon the appointment of a successor depositary and its acceptance of such appointment. We will appoint the successor depositary within a prescribed number of days after delivery of the notice of resignation or removal. The successor depositary will be a bank or trust company having its principal office in the United States and having total assets of not less than $50 million.
Charges of Depositary
      We will pay all charges of each depositary in connection with the initial deposit and any redemption of the securities. Depositary shareholders will be required to pay any other transfer and other taxes and governmental charges and any other charges expressly provided in the deposit agreement to be for their accounts.
Miscellaneous
      The depositary will forward all reports and communications from Liberty Global which are delivered to the depositary and which Liberty Global is required or otherwise determines to furnish to holders of the underlying debt securities, common stock or preferred stock, as the case may be. Neither Liberty Global nor the depositary will be liable under the deposit agreement to you other than for its gross negligence, willful misconduct or bad faith. Neither Liberty Global nor the depositary will be obligated to prosecute or defend any legal proceedings relating to any depositary shares, debt securities, common stock or preferred stock unless satisfactory indemnity is furnished. Liberty Global and the depositary may rely upon written advice of counsel or accountants, or upon information provided by persons presenting debt securities or shares of common stock or preferred stock for deposit or other persons believed to be competent and on documents which Liberty Global and the depositary believe to be genuine.
DESCRIPTION OF WARRANTS WE MAY OFFER
      This section outlines some of the provisions of the warrants we may offer and any related warrant agreement and warrant certificate. This information may not be complete in all respects and is qualified entirely by reference to the warrant agreement with respect to the warrants of any particular series. The specific terms of any series of warrants will be described in a prospectus supplement. As so described in a prospectus supplement, the terms of that series of warrants may differ from the general description of terms presented below.
      We may issue warrants for the purchase of our debt securities, common stock, preferred stock, depositary shares or units or securities of third parties or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices or any combination of the foregoing.
Warrant Agreements
      Each series of warrants will be issued under a separate warrant agreement to be entered into between us and a bank that we select as warrant agent with respect to such series. The warrant agent will have its principal office in the U.S. and have a combined capital and surplus of at least $50 million.
Issuance in Series
      The prospectus supplement relating to a series of warrants will provide the name and address of the warrant agent. The prospectus supplement will describe the terms of the series of warrants offered thereby, including:

•	the title of the warrants;

•	the aggregate number of the warrants;

•	the offering price;

•	the currency or currencies in which the price of such warrants will be payable;

•	the securities or other rights, including rights to receive payment in cash or securities based on the value, rate or price of one or more specified commodities, currencies, securities or indices, or any combination of the foregoing, purchasable upon exercise of the warrants;

•	the dates on which the right to exercise the warrants will commence and expire;

•	the per warrant exercise price or the method of calculating such exercise price;

•	if applicable, the minimum or maximum amount of warrants which may be exercised at any one time;

•	if applicable, the designation and terms of the securities with which such warrants are issued and the number of such warrants issued with each such security;

•	if applicable, the date on which the warrants and the related securities will be separately transferable;

•	the form in which the warrants will be issued;

•	material U.S. Federal income tax consequences of purchasing, owning or exercising those warrants; and

•	any other terms of the warrants.
Exercise of Warrants
      Each warrant will entitle the holder to purchase the securities or other rights specified in the prospectus supplement at the exercise price specified in, or calculated as described in, the prospectus supplement. Unless otherwise specified in the prospectus supplement, warrants may be exercised at any time up to 5:00 p.m., New York time, on the expiration date stated in the prospectus supplement. After the close of business on the expiration date, unexercised warrants will become void.
      Warrants may be exercised, if in certificated form, by delivery of the warrant certificate representing the warrants to be exercised or, if in book-entry form, as described below under “Legal Ownership and Book-Entry Issuance”, by delivery of an exercise notice for those warrants, together with certain information, and payment to the warrant agent in immediately available funds, as provided in the prospectus supplement, of the required purchase amount. The information required to be delivered will be in the prospectus supplement. Upon receipt of payment and the warrant certificate or exercise notice properly executed at the office indicated in the prospectus supplement, we will, in the time period the relevant warrant agreement provides, issue and deliver the securities or other rights purchasable upon such exercise. If fewer than all of the warrants represented by a single warrant certificate is exercised, a new warrant certificate will be issued for the remaining amount of warrants.
      If stated in the prospectus supplement, securities may be surrendered as all or part of the exercise price for warrants.
      Prior to warrant exercise, warrantholders will not have any rights as holders of the underlying securities or rights, including the right to receive any payment or distribution or to exercise any voting rights.
Antidilution Provisions
      Any antidilution provisions applicable to a particular series of warrants will be described in the related prospectus supplement.
Modification
      We and the applicable warrant agent may amend a warrant agreement and the terms of the related warrants by executing a supplemental warrant agreement. Depending on the purpose of the amendment, the amendment may or may not require the approval of holders of the relevant series of warrants. A description of the approval requirements applicable to different types of amendments will be provided in the prospectus supplement.
Enforceability of Rights by Holders of Warrants
      Each warrant agent will act solely as our agent under the relevant warrant agreement and will not assume any obligation or relationship of agency or trust for any warrantholder. A single bank or trust company may act as warrant agent for more than one issue of warrants. A warrant agent will have no duty or responsibility in case we default in performing our obligations under the relevant warrant agreement or warrant, including any duty or responsibility to initiate any legal proceedings or to make any demand upon us. Any warrantholder may, without the warrant agent’s consent or consent of any other warrantholder, enforce by appropriate legal action its right to exercise that warrant.

DESCRIPTION OF PURCHASE CONTRACTS WE MAY OFFER
      This section outlines some of the provisions of the purchase contracts we may offer and any related purchase contract agreement and pledge agreement. This information is not complete in all respects and is qualified entirely by reference to the purchase contract agreement and pledge agreement with respect to the purchase contracts of any particular series. The specific terms of any series of purchase contracts will be described in a prospectus supplement. As so described in a particular supplement, the specific terms of any series of purchase contracts may differ from the general description of terms presented below.
      We may issue purchase contracts, including contracts obligating holders to purchase from us, and our company to sell to the holders, at a future date or dates a specified or varying number of shares of common stock or preferred stock, debt securities or other securities offered hereby or securities of third parties, a combination of such securities, an index or indices of such securities or any combination thereof, or currencies or commodities, as specified in the prospectus supplement. Alternatively, the purchase contracts may obligate us to purchase from holders, and obligate holders to sell to us, at a future date or dates a specified or varying number of shares of common stock or preferred stock, debt securities or other securities offered hereby or securities of third parties, a combination of such securities, an index or indices of such securities or any combination thereof, or currencies or commodities, as specified in the prospectus supplement. Any purchase pursuant to a purchase contract will be made at a specified purchase price, which may be based on a formula, as set forth in the prospectus supplement. The purchase contracts may provide for settlement by delivery by or on behalf of Liberty Global or you of the cash value of the purchase contract or the cash value of the property otherwise deliverable or, in the case of purchase contracts on underlying currencies, by delivering the underlying currencies, as set forth in the prospectus supplement. The prospectus supplement will also specify the methods by which you may purchase or sell such securities, currencies or commodities and any acceleration or cancellation or termination provisions or other provisions relating to the settlement of the purchase contract.
      The purchase contracts may require us to make periodic payments to the holders of the purchase contracts or vice versa, and such payments may be unsecured or prefunded on some basis and may be paid on a current or on a deferred basis. The purchase contracts may require holders to secure their obligations thereunder in a specified manner. Alternatively, purchase contracts may require holders to satisfy their obligations thereunder when the purchase contracts are issued. Our obligation to settle such pre-paid purchase contracts on the relevant settlement date may constitute indebtedness. Accordingly, pre-paid purchase contracts will be issued under either the senior debt indenture or the subordinated debt indenture.
      The purchase contracts may be issued separately or as part of units consisting of a purchase contract and (i) any security offered hereby or (ii) debt obligations of third parties, including U.S. treasury securities, securing the holders’ obligations to purchase or sell, as the case may be, the applicable security or securities, including such third party debt obligations, under the purchase contracts.
      The securities related to the purchase contracts may be pledged to a collateral agent for Liberty Global’s benefit pursuant to a pledge agreement to secure the purchase obligations of holders of purchase contracts. The rights of holders of purchase contracts to the related pledged securities will be subject to Liberty Global’s security interest therein created by the pledge agreement. No holder of purchase contracts will be permitted to withdraw the pledged securities related to such purchase contracts from the pledge arrangement except upon the termination or early settlement of the related purchase contracts or in the event other securities, cash or property is made subject to the pledge agreement in lieu of the pledged securities, if permitted by the pledge agreement, or as otherwise provided in the pledge agreement. Subject to such security interest and the terms of the purchase contract agreement and the pledge agreement, each holder of a purchase contract will retain full beneficial ownership of the related pledged securities. Except as described in the prospectus supplement, the collateral agent will, upon receipt of distributions on the pledged securities, distribute such payments to Liberty Global or the purchase contract agent, as provided in the pledge agreement. The purchase contract agent will in turn distribute payments it receives as provided in the purchase contract agreement.

DESCRIPTION OF UNITS WE MAY OFFER
      This section outlines some of the provisions of the units we may offer and any related unit agreement. This information may not be complete in all respects and is qualified entirely by reference to the unit agreement with respect to the units of any particular series. The specific terms of any series of units will be described in a prospectus supplement. As so described in a particular supplement, the specific terms of any series of units may differ from the general description of terms presented below.
      We may issue units comprised of one or more debt securities, shares of common stock, shares of preferred stock, depositary shares, purchase contracts and/or warrants in any combination. Each unit will be issued so that the holder of the unit is also the holder of each security included in the unit. Thus, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.
      The prospectus supplement will describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions of the governing unit agreement that differ from those described below; and

•	any provisions for the issuance, payment, settlement, transfer or exchange of the units or of the securities comprising the units.
      The provisions described in this section, as well as those described under “Description of Debt Securities We May Offer”, “Description of Common Stock We May Offer”, “Description of Preferred Stock We May Offer”, “Description of Depositary Shares We May Offer”, “Description of Warrants We May Offer” and “Description of Purchase Contracts We May Offer” will apply to each unit and to any debt security, common stock, preferred stock, depositary share, warrant or purchase contract included in each unit, respectively.
Issuance in Series
      We may issue units in such amounts and in as many distinct series as we wish. This section summarizes terms of the units that apply generally to all series. Most of the financial and other specific terms of a series will be described in the prospectus supplement. If necessary, the prospectus supplement will provide a description of U.S. Federal income tax consequences relating to the purchase and ownership of the series of units offered by that prospectus supplement.
Unit Agreements
      We will issue the units under one or more unit agreements to be entered into between us and a bank or other financial institution, as unit agent. We may add, replace or terminate unit agents from time to time. We will identify the unit agreement under which each series of units will be issued and the unit agent under that agreement in the prospectus supplement.
      The following provisions will generally apply to all unit agreements unless otherwise stated in the prospectus supplement.
Enforcement of Rights
      The unit agent under a unit agreement will act solely as our agent in connection with the units issued under that agreement. The unit agent will not assume any obligation or relationship of agency or trust for or with any holders of those units or of the securities comprising those units. The unit agent will not be obligated to take any action on behalf of those holders to enforce or protect their rights under the units or the included securities.

      Except as indicated in the next paragraph, a holder of a unit may, without the consent of the unit agent or any other holder, enforce its rights as holder under any security included in the unit, in accordance with the terms of that security and the indenture, deposit agreement, warrant agreement or other instrument under which that security is issued. Those terms are described elsewhere in this prospectus under the sections relating to securities offered hereby.
      Notwithstanding the foregoing, a unit agreement may limit or otherwise affect the ability of a holder of units issued under that agreement to enforce its rights, including any right to bring a legal action, with respect to those units or any securities, other than debt securities, that are included in those units. Limitations of this kind will be described in the prospectus supplement.
Modification
      We and the applicable unit agent may amend any unit or unit agreement. Depending on the purpose of the amendment, the amendment may or may not require the approval of holders of the relevant series of units. A description of the approval requirements applicable to different types of amendments will be provided in the prospectus supplement.
Unit Agreements Will Not Be Qualified Under Trust Indenture Act
      No unit agreement will be qualified as an indenture, and no unit agent will be required to qualify as a trustee, under the Trust Indenture Act. Therefore, holders of units issued under unit agreements will not have the protections of the Trust Indenture Act with respect to their units.
LEGAL OWNERSHIP AND BOOK-ENTRY ISSUANCE
      Unless otherwise stated in the prospectus supplement, securities will be issued in the form of one or more global certificates, or global securities, registered in the name of a depositary or its nominee. Unless otherwise stated in the prospectus supplement, the depositary will be The Depositary Trust Company, or DTC. DTC has informed us that its nominee will be Cede & Co. Accordingly, we expect Cede & Co. to be the initial registered holder of all securities that are issued in global form. No person that acquires a beneficial interest in those securities will be entitled to receive a certificate representing that person’s interest in the securities except as stated below or in the prospectus supplement. Unless definitive securities are issued under the limited circumstances described below,

•	all references in this prospectus to actions by holders of securities issued in global form refer to actions taken by DTC upon instructions from its participants; and

•	all references to payments and notices to holders refer to payments and notices to DTC or Cede & Co., as the registered holder of these securities.
      DTC has informed us that it is a limited purpose trust company organized under the New York Banking Law, a banking organization within the meaning of the New York Banking Law, a member of the Federal Reserve System, a clearing corporation within the meaning of the New York Uniform Commercial Code, and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended, and that it was created to hold securities for its participating organizations and to facilitate clearance and settlement of securities transactions among its participants through electronic book-entry. This eliminates the need for physical movement of certificates. DTC’s participants include securities brokers and dealers, banks, trust companies and clearing corporations. Indirect access to the DTC system also is available to others, such as banks, brokers, dealers and trust companies, that clear through or maintain a custodial relationship with a participant, either directly or indirectly.
      Persons that are not participants or indirect participants but desire to purchase, sell or otherwise transfer ownership of, or other interests in, securities may do so only through participants and indirect participants. Under a book-entry format, holders may experience some delay in their receipt of payments, as these payments will be forwarded by our designated agent to Cede & Co., as nominee for DTC. DTC will forward these payments to its participants, who will then forward them to indirect participants or holders. Holders will not be recognized by the relevant registrar, transfer agent, trustee, depositary, warrant agent, purchase contract agent or unit agent as registered holders of the securities entitled to the benefits of our restated certificate of incorporation and/or the applicable indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement. Beneficial owners that are not participants will be permitted to exercise their rights only indirectly through and according to the procedures of participants and, if applicable, indirect participants.
      Under the rules, regulations and procedures governing DTC and its operations as currently in effect, DTC will be required to make book-entry transfers of securities among participants and to receive and transmit payments to participants. DTC rules require participants and indirect participants with which beneficial securities owners have accounts to make book-entry transfers and receive and transmit payments on behalf of their respective account holders.
      Because DTC can act only on behalf of participants, the ability of a beneficial owner of securities issued in global form to pledge those securities to non-participants may be limited due to the unavailability of physical certificates for these securities. Beneficial owners may also be unable to sell interests in their securities to some insurance companies and other institutions that are required by law to own their securities in the form of physical certificates.
      DTC has advised us that it will take any action permitted to be taken by a registered holder of any securities under its certificate of incorporation or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement or unit agreement only at the direction of one or more participants to whose accounts with DTC those securities are credited.
      Unless otherwise stated in the prospectus supplement, a global security will be exchangeable for definitive securities registered in the names of persons other than DTC or its nominee only if:

•	DTC notifies us that it is unwilling or unable to continue as depositary for that global security or if DTC ceases to be a clearing agency registered under the Exchange Act when it is required to be so registered;

•	we execute and deliver to the relevant registrar, transfer agent, trustee, depositary, warrant agent, purchase contract agent and/or unit agent an order complying with the requirements of our restated certificate of incorporation and bylaws or the relevant indenture, deposit agreement, warrant agreement, purchase contract agreement and/or unit agreement that this global security shall be so exchangeable; or

•	there has occurred and is continuing a default in the payment of any amount due in respect of the securities or, in the case of debt securities, an event of default has occurred or an event that, with the giving of notice or lapse of time, or both, would constitute an event of default has occurred.
In these circumstances, the global security will be exchangeable for securities registered in the names that DTC directs.
      DTC will generally not be required to notify its participants of the availability of definitive securities. When DTC surrenders the global security and delivers instructions for re-registration, the registrar, transfer agent, trustee, depositary, warrant agent, purchase contract agent or unit agent, as the case may be, will reissue the securities as definitive securities.
      Except as described above, a global security may not be transferred except as a whole to DTC or another nominee of DTC, or to a successor depositary we appoint. Except as described above, DTC may not sell, assign, transfer or otherwise convey any beneficial interest in a global security unless the beneficial interest is in an amount equal to an authorized denomination for those securities.
      None of Liberty Global, the trustees, any registrar and transfer agent, any depositary, any warrant agent, any purchase contract agent or any unit agent, or any of their agents, will have any responsibility for any aspect of DTC’s or any participant’s records relating to, or for payments made on account of, beneficial interests in a global security, or for maintaining, supervising or reviewing any records relating to those beneficial interests.
PLAN OF DISTRIBUTION
General
      We may sell securities to or through underwriters or dealers and may also sell securities directly to other purchasers or through agents. The prospectus supplement will set forth the terms of the offering of such securities, including:

•	the name or names of any underwriters, dealers or agents and the amounts of securities underwritten or purchased by each of them;

•	the initial public offering price of the securities and the proceeds to us and any discounts, commissions or concessions allowed or reallowed or paid to dealers; and

•	any securities exchanges or associations on which the securities may be listed.
      Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.
      The securities may be distributed from time to time in one or more transactions at:

•	a fixed price or prices, which may be changed;

•	market prices prevailing at the time of sale;

•	prices related to the prevailing market prices; or

•	negotiated prices.
Underwriters and Agents
      If underwriters are used in the sale of any securities, the securities will be acquired by the underwriters for their own account and may be resold from time to time in one or more transactions. The securities may be either offered to the public through underwriting syndicates represented by managing underwriters, or directly by underwriters. Generally, the underwriters’ obligations to purchase the securities will be subject to certain conditions precedent. The underwriters will be obligated to purchase all of the securities if they purchase any of the securities. In connection with the sale of securities, underwriters may receive compensation from us or from purchasers of securities for whom they may act as agents. This compensation may be in the form of discounts, concessions or commissions.
      Underwriters may sell securities to or through dealers, and these dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of securities could be considered underwriters, and any discounts or commissions received by them from us and any profit on the resale of securities by them could be considered underwriting discounts and commissions, under the Securities Act.
      Under agreements entered into by us for the purchase or sale of securities, these underwriters and agents may be entitled to indemnification by us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which the agents or underwriters may be required to make in respect thereof. Agents and underwriters may be customers of, engage in transactions with, or perform services for us in the ordinary course of business.
      If so indicated in the prospectus supplement, we will authorize underwriters or other persons acting as our agents to solicit offers by institutional investors to purchase securities from us under contracts requiring payment and delivery on a future date. Institutions with which these contracts may be made include, among others:

•	commercial and savings banks;

•	insurance companies;

•	pension funds;

•	investment companies; and

•	educational and charitable institutions;
but in all cases we must approve these institutions. The obligations of any purchaser under these contracts will be subject to the condition that the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which that purchaser is subject. The underwriters and other agents will not have any responsibility in respect of the validity or performance of these contracts.
“Remarketing Firms”
      One or more firms, referred to as “remarketing firms,” may also offer or sell the securities, if the prospectus supplement so indicates, in connection with a remarketing arrangement upon their purchase. Remarketing firms will act as principals for their own accounts or as agents for us. These remarketing firms will offer or sell the securities in accordance with a redemption or repayment pursuant to the terms of the securities. The prospectus supplement will identify any remarketing firm and the terms of its agreement, if any, with us and will describe the remarketing firm’s compensation. Remarketing firms may be deemed to be underwriters in connection with the securities they remarket. Remarketing firms may be entitled under agreements that may be entered into with us to indemnification by us against certain civil liabilities, including liabilities under the Securities Act, and may be customers of, engage in transactions with or perform services for us in the ordinary course of business.
Issuer Forward Sale
      We may enter into derivative transactions with third parties or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, such third parties (or affiliates of such third parties) may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, such third parties (or affiliates of such third parties) may use securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowings of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third parties (or affiliates of such third parties) in such sale transactions will be underwriters and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or a post-effective amendment).
Stock Borrow Facility
      We may loan or pledge securities to a financial institution or other third party that in turn may sell the securities using this prospectus and a prospectus supplement which describes the transaction. Such financial institution or third party may transfer its short position to investors in our securities or in connection with a simultaneous offering of other securities offered by this prospectus.
Listing
      Except as indicated in the applicable prospectus supplement, the securities are not expected to be listed on a securities exchange or association, except for our Series A, Series B and Series C common stock which currently trade on the Nasdaq National Market under the symbols “LBTYA”, “LBTYB” and “LBTYK”, respectively. No underwriter or dealer will be obligated to make a market in the securities. We cannot predict the activity or liquidity of any trading in the securities.

LEGAL OPINION
      Legal matters relating to the validity of the securities to be offered pursuant to this prospectus have been passed upon by Baker Botts L.L.P.
EXPERTS
LMI
      The consolidated financial statements and schedules of LMI and subsidiaries as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report refers to a restatement of the consolidated financial statements of LMI as of and for the year ended December 31, 2004.
UGC
      The consolidated financial statements of UGC and subsidiaries as of December 31, 2003 and 2002, and for each of the years then ended, have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report refers to a change in UGC’s method of accounting for goodwill and other intangible assets in 2002 and a change in its method of accounting for gains and losses on the early extinguishment of debt in 2003.
      That report refers to the revisions to the 2001 consolidated financial statements to include the transitional disclosures required by Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets, which UGC adopted as of January 1, 2002. However, KPMG LLP was not engaged to audit, review, or apply any procedures to UGC’s 2001 consolidated financial statements other than with respect to such disclosures.
      Arthur Andersen LLP was UGC’s independent public accountant with respect to UGC’s financial statements for the year ended December 31, 2001. Such financial statements are incorporated by reference herein in reliance upon the report of Arthur Andersen dated April 12, 2002 (except with respect to the matter discussed in Note 23, as to which the date is May 14, 2002), and upon their authority as experts in accounting and auditing. Arthur Andersen LLP was indicted by the United States Department of Justice on federal obstruction of justice charges in early 2002, and ceased performing audits of public companies. The opinion of Arthur Andersen LLP incorporated by reference herein covers UGC’s financial statements as of and for the year ended December 31, 2001. The opinion is a copy of the audit report previously issued by Arthur Andersen LLP in connection with UGC’s Annual Report on Form 10-K for the year ended December 31, 2001, as amended in connection with Amendment No. 1 to UGC’s Form S-1 Registration Statement filed on June 6, 2002. Arthur Andersen LLP has not reissued such report.
Jupiter Telecommunications Co., Ltd.
      The consolidated financial statements of Jupiter Telecommunications Co., Ltd. and subsidiaries as of December 31, 2003 and 2004, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein, in reliance upon the report of KPMG AZSA & Co., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

Jupiter Programming Co. Ltd.
      The consolidated financial statements of Jupiter Programming Co., Ltd. and subsidiaries as of December 31, 2003 and 2004, and for each of the years in the two-year period ended December 31, 2004, have been incorporated by reference herein, in reliance upon the report of KPMG AZSA & Co., independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
Torneos y Competencias S.A.
      The consolidated financial statements of Torneos y Competencias S.A. and its subsidiaries (TyC) as of December 31, 2004 and 2003, and for each of the years in the three-year period ended December 31, 2004, have been incorporated by reference herein, in reliance upon the report of Finsterbusch Pickenhayn Sibille (the Argentine member firm of KPMG International), independent auditing firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
      The audit report covering the December 31, 2004 consolidated financial statements contains an explanatory paragraph that states that TyC is in default with respect to two bank loans, has certain loans that are past due, and has a net working capital deficiency, which raise substantial doubt about its ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.
Cordillera Comunicaciones Holding Limitada
      The consolidated financial statements of Cordillera Comunicaciones Holding Limitada as of December 31, 2003 and 2004, and for each of the three years in the period ended December 31, 2004, incorporated by reference herein, have been audited by Ernst & Young Servicios Profesionales de Auditoria y Asesoria Limitada (“Ernst & Young Ltda.”) an independent registered public accounting firm and a member firm of Ernst & Young Global, as set forth in their report thereon incorporated by reference herein, and are included in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Fox Pan American Sports, LLC
      The consolidated financial statements of Fox Pan American Sports, LLC and its subsidiary as of December 31, 2004, and for the year then ended, have been incorporated by reference herein, in reliance upon the reports of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.
NTL Ireland
      The combined financial statements of NTL Ireland as of December 31, 2004, and for the year then ended, incorporated by reference herein, have been audited by Ernst & Young, independent auditors, as set forth in their report thereon, and incorporated herein by reference, in reliance upon such report given on the authority of such firm as experts in accounting and auditing.
Suez Lyonnaise Telecom S.A.
      The consolidated financial statements of Suez Lyonnaise Telecom S.A. as of December 31, 2003, 2002, and 2001 and for the years then ended, have been incorporated herein by reference, in reliance upon the report of Barbier Frinault & Autres Ernst & Young, independent auditing firm, incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION
      We have filed with the Securities and Exchange Commission a registration statement on Form S-3 under the Securities Act with respect to the securities being offered hereby. This prospectus and any accompanying prospectus supplement, which form a part of the registration statement, do not contain all the information included in the registration statement and the exhibits thereto. You should refer to the registration statement, including its exhibits and schedules, for further information about us and the securities being offered hereby.
      We are subject to the information and reporting requirements of the Exchange Act and, in accordance with the Exchange Act, file periodic reports and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the Public Reference Room of the Securities and Exchange Commission at 100 F Street, NE, Washington, D.C. 20549. You may obtain information on the operation of the Public Reference Room by calling the Securities and Exchange Commission at (800) SEC-0330. You may also inspect such filings on the Internet web site maintained by the SEC at www.sec.gov. Information contained in any website referenced in this prospectus is not incorporated by reference in this prospectus. Copies of documents filed by us with the Securities and Exchange Commission are also available by writing or telephoning our office of Investor Relations:
Liberty Global, Inc.
4643 South Ulster Street Suite
1300 Denver, Colorado 80237
Telephone: (800) 783-7676
      The Securities and Exchange Commission allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us to you by referring you to other documents. The information incorporated by reference is an important part of this prospectus, and is deemed to be part hereof except for any information superseded by this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein. In connection with the LGI Combination, we became the successor to LMI for reporting purposes under the Exchange Act. We incorporate by reference the documents listed below and any future filings made by us with the Securities and Exchange Commission under Sections 13(a), 13( c), 14 or 15(d) of the Exchange Act (other than any report or portion thereof furnished or deemed furnished under any Current Report on Form 8-K) prior to the date we terminate the offering of securities under this prospectus:

•	LMI’s Annual Report on Form 10-K/ A for the fiscal year ended December 31, 2004, originally filed on March 14, 2005, as amended by Amendment No. 1 thereto filed on March 25, 2005, Amendment No. 2 thereto filed on April 19, 2005, Amendment No. 3 thereto filed on April 28, 2005 and Amendment No. 4 thereto filed on May 2, 2005.

•	LMI’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2005, filed on May 13, 2005.

•	LMI’s Current Reports on Form 8- K, filed on January 3, 2005 (Item 8.01), January 18, 2005 (Items 8.01 and 9.01), January 19, 2005 (Items 1.01 and 9.01), February 18, 2005 (Item 8.01) (as amended on March 25, 2005), March 14, 2005 (Item 2.02), April 28, 2005 (Item 4.02), May 3, 2005 (Items 2.01 and 9.01), May 4, 2005 (Item 8.01), May 13, 2005 (Items 2.01 and 9.01), May 13, 2005 (Item 8.01) (as later amended on May 13, 2005) and June 15, 2005 (Item 8.01).

•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2005, filed on August 11, 2005.

•	Our Current Reports on Form 8-K, filed on June 16, 2005 (Items 1.01, 2.01, 5.02, 5.03, 8.01 and 9.01), August 8, 2005 (Item 8.01), August 9, 2005 (Items 1.01 and 9.01), August 19, 2005 (Items 1.01 and 9.01), August 29, 2005 (Item 8.01), September 21, 2005 (Items 8.01 and 9.01), September 26, 2005 (Items 8.01 and 9.01) and October 5, 2005 (Items. 1.01 and 9.01).

•	The consolidated financial statements of Suez Lyonnaise Telecom SA as of December 31, 2003, 2002 and 2001 and for each of the years in the three-year period ended December 31, 2003, which appear in LMI’s Current Report on Form 8-K/ A (Amendment No. 1), filed on July 26, 2004.
      We have not authorized anyone to give any information about our company or the securities offered hereby, that is different from, or in addition to, the information contained herein, in any accompanying prospectus supplement or in any of the materials that we have incorporated herein by reference. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this prospectus is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this prospectus and any accompanying prospectus supplement does not extend to you. The information contained in this prospectus or any accompanying prospectus supplement or incorporated by reference herein speak only as of the date of such document unless the information specifically indicates that another date applies.

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.	Other Expenses of Issuance and Distribution.
      The following table sets forth expenses payable by Liberty Global in connection with the issuance and distribution of the securities being registered. All of the amounts shown are estimates except the SEC registration statement filing fee.

Registration fee	$235,400
Legal fees and expenses	75,000
Accounting fees and expenses	40,000
Printing and engraving expenses	20,000

Total	$370,400

Item 15.	Indemnification of Directors And Officers.
      Section 145 of the Delaware General Corporation Law (“DGCL”) provides, generally, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (except actions by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation against all expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reasonable cause to believe his or her conduct was unlawful. A corporation may similarly indemnify such person for expenses actually and reasonably incurred by such person in connection with the defense or settlement of any action or suit by or in the right of the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, in the case of claims, issues and matters as to which such person shall have been adjudged liable to the corporation, provided that a court shall have determined, upon application, that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such court shall deem proper.
      Section 102(b)(7) of the DGCL provides, generally, that the certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its shareholders for monetary damages for breach of fiduciary duty as a director, provided that such provision may not eliminate or limit the liability of a director (i) for any breach of the director. s duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under section 174 of Title 8 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit. No such provision may eliminate or limit the liability of a director for any act or omission occurring prior to the date when such provision became effective.
      Article V, Section E of the Restated Certificate of Incorporation (the “Charter”) of Liberty Global provides as follows:

1. Limitation On Liability. To the fullest extent permitted by the DGCL as the same exists or may hereafter be amended, a director of Liberty Global shall not be liable to Liberty Global or any of its shareholders for monetary damages for breach of fiduciary duty as a director. Any repeal or modification of this paragraph 1 shall be prospective only and shall not adversely affect any limitation, right or protection of a director of Liberty Global existing at the time of such repeal or modification.

2. Indemnification.

(a) Right to Indemnification. Liberty Global shall indemnify and hold harmless, to the fullest extent permitted by applicable law as it presently exists or may hereafter be amended, any person who was or is made or is threatened to be made a party or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he, or a person for whom he is the legal representative, is or was a director or officer of Liberty Global or while a director or officer of Liberty Global is or was serving at the request of Liberty Global as a director, officer, employee or agent of another corporation or of a partnership, joint venture, limited liability company, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, against all liability and loss suffered and expenses (including attorneys. fees) reasonably incurred by such person. Such right of indemnification shall inure whether or not the claim asserted is based upon matters which antedate the adoption of Section E of the Charter. Liberty Global shall be required to indemnify or make advances to a person in connection with a proceeding (or part thereof) initiated by such person only if the proceeding (or part thereof) was authorized by the board of directors of Liberty Global.

(b) Prepayment of Expenses. Liberty Global shall pay the expenses (including attorneys. fees) incurred by a director or officer in defending any proceeding in advance of its final disposition, provided, however, that the payment of expenses incurred by a director or officer in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to be indemnified under this paragraph or otherwise.

(c) Claims. If a claim for indemnification or payment of expenses under this paragraph is not paid in full within 30 days after a written claim therefor has been received by Liberty Global, the claimant may file suit to recover the unpaid amount of such claim and, if successful in whole or in part, shall be entitled to be paid the expense of prosecuting such claim. In any such action, Liberty Global shall have the burden of proving that the claimant was not entitled to the requested indemnification or payment of expenses under applicable law.

(d) Non-Exclusivity of Rights. The rights conferred on any person by this paragraph shall not be exclusive of any other rights which such person may have or hereafter acquire under any statute, provision of the Charter, the bylaws of Liberty Global, agreement, vote of stockholders or resolution of disinterested directors or otherwise.

(e) Insurance. The board of directors may, to the full extent permitted by applicable law as it presently exists, or may hereafter be amended from time to time, authorize an appropriate officer or officers to purchase and maintain at Liberty Global’s expense insurance: (i) to indemnify Liberty Global for any obligation which it incurs as a result of the indemnification of directors and officers under the provisions of Section E of the Charter; and (ii) to indemnify or insure directors and officers against liability in instances in which they may not otherwise be indemnified by Liberty Global under the provisions of Section E of the Charter.

(f) Other Indemnification. Liberty Global’s obligation, if any, to indemnify any person who was or is serving at its request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, enterprise or nonprofit entity shall be reduced by any amount such person may collect as indemnification from such other corporation, partnership, joint venture, trust, enterprise or nonprofit entity.

3. Amendment or Repeal. Any amendment, modification or repeal of the foregoing provisions of Section E of the Charter shall not adversely affect any right or protection hereunder of any person in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Item 16.	Exhibits.
      The following is a complete list of Exhibits filed as part of this registration statement.

Exhibit
No.	Document

1.1	Form of Underwriting Agreement**
4.1	Specimen certificate for shares of Liberty Global Series A common stock, par value $.01 per share (incorporated by reference to Exhibit 4.1 to Liberty Global’s current report on Form 8-K, dated June 15, 2005 (File No. 000-51360) (the “Liberty Global 8-K”))
4.2	Specimen certificate for shares of Liberty Global Series B common stock, par value $.01 per share (incorporated by reference to Exhibit 4.2 to the Liberty Global Form 8-K)
4.3	Specimen certificate for shares of Liberty Global Series C common stock, par value $.01 per share (incorporated by reference to Exhibit 99.3 to Liberty Global’s Registration Statement on Form 8-A, dated August 24, 2005 (File No. 000-51360)
4.4	Form of Senior Debt Indenture*
4.5	Form of Subordinated Debt Indenture*
4.6	Form of Deposit Agreement**
4.7	Form of Warrant Agreement**
4.8	Form of Purchase Contract Agreement**
4.9	Form of Certificate of Designations**
4.10	Form of Pledge Agreement**
4.11	Form of Unit Agreement**
5.1	Opinion of Baker Botts L.L.P*
12.1	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of KPMG LLP*
23.2	Consent of KPMG AZSA & Co*
23.3	Consent of KPMG AZSA & Co*
23.4	Consent of Finsterbusch Pickenhayn Sibille*
23.5	Consent of KPMG LLP*
23.6	Consent of Ernst & Young Ltda.*
23.7	Consent of KPMG LLP*
23.8	Consent of Ernst & Young*
23.9	Consent of Barbier Frinault & Autres Ernst & Young*
23.10	Information regarding absence of consent of Arthur Andersen LLP*
23.11	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney (included on page II-6)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under the Senior Debt Indenture**
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under the Subordinated Debt Indenture**

*	Filed herewith

**	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.

Item 17.	Undertakings.
      Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Liberty Global pursuant to the foregoing provisions, or otherwise, Liberty Global has been advised that in the opinion of the Securities and Exchange

Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Liberty Global of expenses incurred or paid by a director, officer or controlling person of Liberty Global in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Liberty Global will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.
      Liberty Global hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement; notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(5) To file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act (“TIA”) in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of TIA.

SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Denver, state of Colorado, on October 12, 2005.

LIBERTY GLOBAL INC.

By:	/s/ Elizabeth M. Markowski

Name: Elizabeth M. Markowski
Title: Senior Vice President, General Counsel
and Secretary

POWER OF ATTORNEY
      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael T. Fries, Bernard G. Dvorak and Elizabeth M. Markowski and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution and re-substitution for him and in his name, place and stead, in any and all capacities, to sign and file (i) any or all amendments (including post-effective amendments) to this registration statement, with all exhibits thereto, and other documents in connection therewith, and (ii) a registration statement, and any and all exhibits thereto, relating to the offering covered hereby filed pursuant to Rule 462(b) under the Securities Act of 1933, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them full power and authority, to do and perform each and every act and thing requisite or necessary to be done in and about the premises, to all intents and purposes and as fully as they might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or their substitutes may lawfully do or cause to be done by virtue hereof.
      Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons (which persons constitute a majority of the Board of Directors) in the capacities and on the dates indicated:

Name	Title	Date

/s/ Michael T. Fries Michael T. Fries	President, Chief Executive Officer (Principal Executive Officer) and Director	October 12, 2005

/s/ Bernard G. Dvorak Bernard G. Dvorak	Senior Vice President and Co-Chief Financial Officer (Principal Accounting Officer)	October 12, 2005

/s/ Charles H.R. Bracken Charles H.R. Bracken	Senior Vice President and Co-Chief Financial Officer (Principal Financial Officer)	October 12, 2005

/s/ John C. Malone John C. Malone	Chairman of the Board and Director	October 12, 2005

/s/ John P. Cole John P. Cole	Director	October 12, 2005

/s/ John W. Dick John W. Dick	Director	October 12, 2005

/s/ Paul A. Gould Paul A. Gould	Director	October 12, 2005

/s/ David E. Rapley David E. Rapley	Director	October 12, 2005

/s/ Larry E. Romrell Larry E. Romrell	Director	October 12, 2005

Gene W. Schneider	Director

Name	Title	Date

J.C. Sparkman	Director

/s/ J. David Wargo J. David Wargo	Director	October 12, 2005

EXHIBIT INDEX

Exhibit
No.	Document

1.1	Form of Underwriting Agreement**
4.1	Specimen certificate for shares of Liberty Global Series A common stock, par value $.01 per share (incorporated by reference to Exhibit 4.1 to Liberty Global’s current report on Form 8-K, dated June 15, 2005 (File No. 000-51360) (the “Liberty Global 8-K”))
4.2	Specimen certificate for shares of Liberty Global Series B common stock, par value $.01 per share (incorporated by reference to Exhibit 4.2 to the Liberty Global Form 8-K)
4.3	Specimen certificate for shares of Liberty Global Series C common stock, par value $.01 per share (incorporated by reference to Exhibit 99.3 to Liberty Global’s Registration Statement on Form 8-A, dated August 24, 2005 (File No. 000-51360)
4.4	Form of Senior Debt Indenture*
4.5	Form of Subordinated Debt Indenture*
4.6	Form of Deposit Agreement**
4.7	Form of Warrant Agreement**
4.8	Form of Purchase Contract Agreement**
4.9	Form of Certificate of Designations**
4.10	Form of Pledge Agreement**
4.11	Form of Unit Agreement**
5.1	Opinion of Baker Botts L.L.P*
12.1	Computation of Ratio of Earnings to Fixed Charges*
23.1	Consent of KPMG LLP*
23.2	Consent of KPMG AZSA & Co*
23.3	Consent of KPMG AZSA & Co*
23.4	Consent of Finsterbusch Pickenhayn Sibille*
23.5	Consent of KPMG LLP*
23.6	Consent of Ernst & Young Ltda.*
23.7	Consent of KPMG LLP*
23.8	Consent of Ernst & Young*
23.9	Consent of Barbier Frinault & Autres Ernst & Young*
23.10	Information regarding absence of consent of Arthur Andersen LLP*
23.11	Consent of Baker Botts L.L.P. (included in Exhibit 5.1)
24.1	Power of Attorney (included on page II-6)
25.1	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under the Senior Debt Indenture**
25.2	Form T-1 Statement of Eligibility under the Trust Indenture Act of 1939 of Trustee under the Subordinated Debt Indenture**

*	Filed herewith

**	To be filed by amendment or as an exhibit to a document to be incorporated by reference herein.